Exhibit 99.1

PRESS RELEASE

ASPEN REPORTS RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2017

Hamilton, Bermuda, October 25, 2017 - Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL) reported today a net loss after tax of $(253.8) million, or $(4.48) per diluted ordinary share, and an operating loss after tax of $(276.6) million, or $(4.78) per diluted ordinary share, for the third quarter of 2017.

Chris O’Kane, Chief Executive Officer, commented: “The third quarter was characterized by multiple, large-scale natural catastrophes across our industry.  While significant, Aspen's estimated losses from these events are within our expectations for catastrophes of this nature.  We are encouraged that, following several years of decline, the industry losses this quarter may be the catalyst that leads to improved market conditions and pricing.

"We remain focused on enhancing the long-term positioning of our insurance and reinsurance businesses and we took another important step in this direction today with the announcement of a comprehensive program to drive greater effectiveness and efficiency across Aspen.  The program will deliver substantial benefits, particularly in our Insurance segment, by providing a more competitive expense ratio in our chosen lines of business, as well as an even more scalable operating platform from which to deliver long-term shareholder value.”(1)

____________________
Non-GAAP financial measures are used throughout this release as defined at the end of this press release.
(1) Refer to "Forward-looking Statements Safe Harbor" at the end of this press release.

Operating highlights for the quarter ended September 30, 2017

•	Gross written premiums of $852.5 million in the third quarter of 2017, an increase of 11.7% compared with $763.5 million in the third quarter of 2016

◦
Insurance: Gross written premiums of $421.0 million, an increase of 5.9% compared with $397.6 million in the third quarter of 2016, primarily due to growth in the Financial and Professional lines sub-segment

◦
Reinsurance: Gross written premiums of $431.5 million, an increase of 17.9% from $365.9 million in the third quarter of 2016, primarily due to growth in the Specialty sub-segment, largely from AgriLogic. The growth in the Property Catastrophe and Other Property sub-segments was largely from reinstatement premiums

•
Net written premiums of $607.4 million in the third quarter of 2017, a decrease of 4.9% compared with $638.4 million in the third quarter of 2016 as Aspen continues to make more efficient use of ceded reinsurance to reduce volatility. The retention ratio in the third quarter of 2017 was 71.2% compared with 83.6% in the third quarter of 2016

◦
Insurance: Net written premiums of $243.8 million, a decrease of 24.7% from $323.9 million in the third quarter of 2016, primarily due to increased use of quota share reinsurance to reduce volatility across our longer-tail businesses. The retention ratio in the third quarter of 2017 was 57.9% compared with 81.5% in the third quarter of 2016

◦	Reinsurance: Net written premiums of $363.6 million, an increase of 15.6% from $314.5 million in the third quarter of 2016

•
Loss ratio of 119.0% in the third quarter of 2017 compared with 57.2% in the third quarter of 2016. The loss ratio included pre-tax catastrophe losses of $360.3 million, or 55.9 percentage points, net of reinsurance recoveries and $12.5 million of reinstatement premiums, in the third quarter of 2017, primarily due to hurricanes Harvey, Irma and Maria, and other catastrophes, including weather-related events and the Mexican earthquakes. Pre-tax catastrophe losses, net of reinsurance recoveries and reinstatement premiums, totaled $24.9 million, or 3.7 percentage points, in the third quarter of 2016

◦
Insurance: Loss ratio of 101.3% compared with 57.7% in the third quarter of 2016. Pre-tax catastrophe losses, of $84.0 million, or 30.3 percentage points, net of reinsurance recoveries and $(7.4) million of reinstatement premiums, in the third quarter of 2017 primarily due to hurricanes Harvey, Irma and Maria and weather-related events. Pre-tax catastrophe losses net of reinsurance recoveries totaled $10.1 million, or 2.8 percentage points, in the third quarter of 2016

◦
Reinsurance: Loss ratio of 131.5% compared with 56.5% in the third quarter of 2016. The loss ratio included pre-tax catastrophe losses, of $276.3 million, or 74.6 percentage points, net of reinsurance recoveries and $19.9 million of reinstatement premiums, in the third quarter of 2017 primarily due to hurricanes Harvey, Irma and Maria, and the Mexican earthquakes. Pre-tax catastrophe losses, net of reinsurance recoveries and reinstatement premiums, totaled $14.8 million, or 4.7 percentage points, in the third quarter of 2016

•
Net favorable development on prior year loss reserves of $17.9 million benefited the loss ratio by 2.8% in the third quarter of 2017. Prior year net favorable reserve development of $35.4 million benefited the loss ratio by 5.2% in the third quarter of 2016

◦
Insurance: Prior year net favorable reserve development of $0.7 million benefited the loss ratio by 0.3 percentage points in the third quarter of 2017. Prior year net favorable development of $15.3 million benefited the loss ratio by 4.2 percentage points in the third quarter of 2016

◦
Reinsurance: Prior year net favorable reserve development of $17.2 million benefited the loss ratio by 4.8 percentage points in the third quarter of 2017. Prior year net favorable development of $20.1 million benefited the loss ratio by 6.4 percentage points in the third quarter of 2016

•	Accident year loss ratio excluding catastrophes was 65.9% in the third quarter of 2017 compared with 58.6% in the third quarter of 2016

◦
Insurance: Accident year loss ratio excluding catastrophes for the quarter ended September 30, 2017 was 71.3%. This was affected by increased losses in short-tail insurance lines, primarily property. These losses totaled $32.3 million, or 11.9 percentage points, on the accident year ex-cat loss ratio. The accident year loss ratio excluding catastrophes in the third quarter of 2016 was 59.1%

◦
Reinsurance: Accident year loss ratio excluding catastrophes for the quarter ended September 30, 2017 was 61.7% compared with 58.2% a year ago. The increase was due largely to a change in business mix, primarily related to AgriLogic

•
Total expense ratio of 33.2% and total expense ratio (excluding amortization and non-recurring expenses) of 32.4% in the third quarter of 2017 compared with 37.6% and 36.6%, respectively, in the third quarter of 2016. The policy acquisition expense ratio was 16.2% in the third quarter of 2017, compared with 19.2% in the third quarter of 2016. General and administrative expenses (excluding amortization and non-recurring expenses) were $105.7 million in the third quarter of 2017, compared with $118.7 million in the third quarter of 2016. The general and administrative expense ratio (excluding amortization and non-recurring expenses) decreased to 16.2% from 17.4% in the third quarter of 2016

•
Net loss after tax of $(253.8) million, or $(4.48) per diluted ordinary share, in the third quarter of 2017 compared with net income of $95.6 million, or $1.40 per diluted ordinary share, in the third quarter of 2016. Net income included $17.5 million of net realized and unrealized investment gains in the third quarter of 2017 compared with $21.5 million in the third quarter of 2016. Operating loss after tax of $(276.6) million, or $(4.78) per diluted ordinary share, in the third quarter of 2017 compared with operating income of $69.3 million, or $0.97 per diluted ordinary share, in the third quarter of 2016

•
Annualized net income return on average equity of (37.6)% and annualized operating return on average equity of (40.0)% for the quarter ended September 30, 2017 compared with 11.2% and 8.0%, respectively, for the third quarter of 2016

Operating highlights for the nine months ended September 30, 2017

•	Gross written premiums increased by 5.2% to $2,672.6 million in the first nine months of 2017 compared with $2,540.9 million in the first nine months of 2016

•
Net written premiums decreased by 13.4% to $1,872.3 million in the first nine months of 2017 compared with $2,162.9 million in the first nine months of 2016. The retention ratio in the first nine months of 2017 was 70.1% compared with 85.1% in the first nine months of 2016

•
Loss ratio of 80.8% for the first nine months of 2017 compared with 58.7% for the first nine months of 2016. The loss ratio included $424.3 million, or 23.9 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries and $12.5 million of reinstatement premiums, in the first nine months of 2017. This compared with $108.7 million, or 5.4 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries and reinstatement premiums, in the first nine months of 2016

•
Net favorable development on prior year loss reserves of $92.8 million benefited the loss ratio by 5.2 percentage points in the first nine months of 2017. In the first nine months of 2016, net favorable development of $78.2 million benefited the loss ratio by 3.9 percentage points

•	Accident year loss ratio excluding catastrophes of 62.1% for the first nine months of 2017 compared with 57.2% for the first nine months of 2016

•
Total expense ratio of 37.2% and total expense ratio (excluding amortization and non-recurring expenses) of 36.7% for the first nine months of 2017 compared with 37.0% and 36.7%, respectively, for the first nine months of 2016, reflecting an increase in the general and administrative expense ratio and a decrease in the policy acquisition expense ratio

•
Net loss after tax of $(81.5) million or $(1.99) per diluted ordinary share for the nine months ended September 30, 2017 compared with net income of $274.9 million, or $3.97 per diluted ordinary share, for the nine months ended September 30, 2016. Net loss included $105.7 million of net realized and unrealized investment gains in the first nine months of 2017 compared with $100.2 million in the first nine months of 2016. Operating loss after tax of $(177.6) million, or $(3.46) per diluted ordinary share, for the nine months ended September 30, 2017 compared with operating income of $193.3 million, or $2.65 per diluted ordinary share, for the nine months ended September 30, 2016

•
Annualized net income return on average equity of (5.5)% and annualized operating return on average equity of (9.6)% for the first nine months of 2017 compared with 10.9% and 7.3%, respectively, for the first nine months of 2016

Investment performance

•	Investment income of $46.4 million in the third quarter of 2017 was unchanged from the third quarter of 2016

•
The total return on Aspen’s aggregate investment portfolio was 0.8% for the three months ended September 30, 2017 and reflects net realized and unrealized gains and losses in both the fixed income and equity portfolios. In the first nine months of 2017, Aspen's aggregate investment portfolio had a total return of 3.1%.

•
Aspen’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA-”. The average duration of the fixed income portfolio was 3.91 years as at September 30, 2017

•	Book yield on the fixed income portfolio as at September 30, 2017 was 2.54% compared with 2.49% as at December 31, 2016

Capital

•	Total shareholders’ equity was $3.2 billion as at September 30, 2017

•	Diluted book value per share was $44.00 as at September 30, 2017, down 5.8% from December 31, 2016

•
During the third quarter of 2017, Aspen repurchased 451,268 ordinary shares at an average price of $44.32 per share for a cost of $20 million. Since the beginning of 2017, Aspen has repurchased 648,941 ordinary shares at an average price of $46.23 per share for a total cost of $30 million

•
On July 3, 2017, Aspen redeemed its outstanding 7.250% Perpetual Non-Cumulative Preference Shares for $160.0 million. Since the beginning of 2017, Aspen has redeemed Perpetual Non-Cumulative Preference Shares in the aggregate amount of $293.2 million

Earnings conference call and webcast

Aspen will host a conference call to discuss the results at 8:00 am (ET) on Thursday, October 26, 2017.

To participate in the October 26 conference call by phone
Please call to register at least 10 minutes before the conference call begins by dialing:

+1 (844) 378 6481 (US toll free) or
+1 (412) 542 4176 (international)
Conference ID 10112269
To listen live online
Aspen will provide a live webcast on Aspen’s website at www.aspen.co.
To download the materials
The earnings press release and a detailed financial supplement will also be published on Aspen’s website at www.aspen.co.

To listen later
A replay of the call will be available approximately two hours after the end of the live call for 14 days via phone. To listen to the replay by phone please dial:

+1 (877) 344 7529 (US toll free) or
+1 (412) 317 0088 (international)
Replay ID 10112269
The webcast will be also available at www.aspen.co on the Event Calendar page within the Investor Relations section.
For further information please contact

Investors
Mark Jones, Senior Vice President, Investor Relations, Aspen
mark.p.jones@aspen.co
+1 (646) 289 4945

Media
Steve Colton, Group Head of Communications, Aspen
steve.colton@aspen.co
+44 20 7184 8337

Aspen Insurance Holdings Limited
Summary consolidated balance sheet (unaudited)
$ in millions, except per share data

	As at September 30, 2017	As at December 31, 2016

ASSETS
Total investments	$7,658.0	$7,900.3
Cash and cash equivalents	1,209.3	1,273.8
Reinsurance recoverables	1,815.9	815.9
Premiums receivable	1,529.0	1,399.4
Other assets	839.4	700.7
Total assets	$13,051.6	$12,090.1

LIABILITIES
Losses and loss adjustment expenses	$6,490.6	$5,319.9
Unearned premiums	1,926.5	1,618.6
Other payables	820.7	839.0
Silverton loan notes	101.5	115.0
Long-term debt	549.4	549.3
Total liabilities	$9,888.7	$8,441.8

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,162.9	3,648.3
Total liabilities and shareholders’ equity	$13,051.6	$12,090.1

Book value per share	$44.59	$47.68
Diluted book value per share (treasury stock method)	$44.00	$46.72

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Three Months Ended
	September 30, 2017	September 30, 2016
UNDERWRITING REVENUES
Gross written premiums	$852.5	$763.5
Premiums ceded	(245.1)	(125.1)
Net written premiums	607.4	638.4
Change in unearned premiums	45.1	42.6
Net earned premiums	652.5	681.0
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	776.2	389.2
Amortization of deferred policy acquisition costs	105.4	130.9
General, administrative and corporate expenses	105.7	118.7
Total underwriting expenses	987.3	638.8

Underwriting (loss) income including corporate expenses	(334.8)	42.2

Net investment income	46.4	46.4
Interest expense	(7.4)	(7.3)
Other income (expenses)	7.6	(7.4)
Total other revenue	46.6	31.7

Amortization and non-recurring expenses	(5.2)	(6.3)
Net realized and unrealized exchange gains	12.9	11.4
Net realized and unrealized investment gains	17.5	21.5
(LOSS) INCOME BEFORE TAX	(263.0)	100.5
Income tax (credit) expense	9.2	(4.9)
NET (LOSS) INCOME AFTER TAX	(253.8)	95.6
Dividends paid on ordinary shares	(14.4)	(13.3)
Dividends paid on preference shares	(7.7)	(9.5)
Preference share redemption costs	(5.6)	—
Proportion due to non-controlling interest	(0.6)	0.2
Retained (loss) income	$(282.1)	$73.0

Loss ratio	119.0%	57.2%
Policy acquisition expense ratio	16.2%	19.2%
General, administrative and corporate expense ratio	17.0%	18.4%
General, administrative and corporate expense ratio (excluding amortization and non-recurring expenses)	16.2%	17.4%
Expense ratio	33.2%	37.6%
Expense ratio (excluding amortization and non-recurring expenses)	32.4%	36.6%
Combined ratio	152.2%	94.8%
Combined ratio (excluding amortization and non-recurring expenses)	151.4%	93.8%

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Nine Months Ended
	September 30, 2017	September 30, 2016
UNDERWRITING REVENUES
Gross written premiums	$2,672.6	$2,540.9
Premiums ceded	(800.3)	(378.0)
Net written premiums	1,872.3	2,162.9
Change in unearned premiums	(76.7)	(138.0)
Net earned premiums	1,795.6	2,024.9
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	1,450.5	1,188.8
Amortization of deferred policy acquisition costs	315.4	387.8
General, administrative and corporate expenses	342.6	354.9
Total underwriting expenses	2,108.5	1,931.5

Underwriting (loss) income including corporate expenses	(312.9)	93.4

Net investment income	141.5	143.9
Interest expense	(22.2)	(22.1)
Other income (expenses)	6.6	(11.4)
Total other revenue	125.9	110.4

Amortization and non-recurring expenses	(9.5)	(6.3)
Net realized and unrealized exchange gains (losses)	4.1	(14.1)
Net realized and unrealized investment gains	105.7	100.2
(LOSS) INCOME BEFORE TAX	(86.7)	283.6
Income tax (credit) expense	5.2	(8.7)
NET (LOSS) INCOME AFTER TAX	(81.5)	274.9
Dividends paid on ordinary shares	(42.0)	(39.5)
Dividends paid on preference shares	(28.7)	(28.4)
Preference share redemption costs	(8.0)	—
Proportion due to non-controlling interest	(0.8)	—
Retained (loss) income	$(161.0)	$207.0

Loss ratio	80.8%	58.7%
Policy acquisition expense ratio	17.6%	19.2%
General, administrative and corporate expense ratio	19.6%	17.8%
General, administrative and corporate expense ratio (excluding amortization and non-recurring expenses)	19.1%	17.5%
Expense ratio	37.2%	37.0%
Expense ratio (excluding amortization and non-recurring expenses)	36.7%	36.7%
Combined ratio	118.0%	95.7%
Combined ratio (excluding amortization and non-recurring expenses)	117.5%	95.4%

Aspen Insurance Holdings Limited
Operating income reconciliation (unaudited)
$ in millions, except per share amounts

	Three Months Ended		Nine Months Ended
(in US$ millions except where stated)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Net (loss) income as reported	$(253.8)	$95.6	$(81.5)	$274.9
Change in redemption value of preference shares	(5.6)	—	(8.0)	—
Net change attributable to non-controlling interest	(0.6)	0.2	(0.8)	—
Preference share dividends	(7.7)	(9.5)	(28.7)	(28.4)
Net (loss) income available to ordinary shareholders	(267.7)	86.3	(119.0)	246.5
Add (deduct) after tax income:
Net foreign exchange (gains) losses	(10.6)	(11.1)	(2.5)	10.7
Net realized (gains) losses on investments	(16.6)	(21.0)	(101.8)	(98.1)
Change in redemption value of preference shares	5.6	—	8.0	—
Amortization and non-recurring expenses	4.4	5.8	8.2	5.8
Operating (loss) income after tax available to ordinary shareholders	(284.9)	60.0	(207.1)	164.9
Tax (credit) expense on operating income	(11.6)	4.6	(9.4)	10.5
Operating (loss) income before tax available to ordinary shareholders	$(296.5)	$64.6	$(216.5)	$175.4

Basic earnings per ordinary share
Net (loss) income adjusted for preference share dividends and non-controlling interest	$(4.48)	$1.43	$(1.99)	$4.07
Add (deduct) after tax income:
Net foreign exchange (gains) losses	(0.18)	(0.19)	(0.04)	0.17
Net realized (gains) losses on investments	(0.28)	(0.35)	(1.70)	(1.62)
Change in redemption value of preference shares	0.09	—	0.13	—
Amortization and non-recurring expenses	0.07	0.10	0.14	0.10
Operating (loss) income adjusted for preference shares dividends and non-controlling interest	$(4.78)	$0.99	$(3.46)	$2.72

Diluted earnings per ordinary share
Net income adjusted for preference share dividends and non-controlling interest	$(4.48)	$1.40	$(1.99)	$3.97
Add (deduct) after tax income:
Net foreign exchange (gains) losses	(0.18)	(0.18)	(0.04)	0.17
Net realized (gains) losses on investments	(0.28)	(0.34)	(1.70)	(1.58)
Change in redemption value of preference shares	0.09	—	0.13	—
Amortization and non-recurring expenses	0.07	0.09	0.14	0.09
Operating (loss) income adjusted for preference shares dividends and non-controlling interest	$(4.78)	$0.97	$(3.46)	$2.65

Aspen Insurance Holdings Limited
Summary consolidated financial data (unaudited)
$ in millions, except number of shares

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Basic earnings per ordinary share
Net (loss) income adjusted for preference share dividend and non-controlling interest	($4.48)	$1.43	($1.99)	$4.07
Operating (loss) income adjusted for preference share dividend and non-controlling interest	($4.78)	$0.99	($3.46)	$2.72
Diluted earnings per ordinary share
Net (loss) income adjusted for preference share dividend and non-controlling interest	($4.48)	$1.40	($1.99)	$3.97
Operating (loss) income adjusted for preference share dividend and non-controlling interest	($4.78)	$0.97	($3.46)	$2.65

Weighted average number of ordinary shares outstanding (in millions)(1)	59.760	60.226	59.863	60.588

Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	59.760	61.577	59.863	62.043

Book value per ordinary share	$44.59	$51.58	$44.59	$51.58
Diluted book value per ordinary share (treasury stock method)	$44.00	$50.49	$44.00	$50.49

Ordinary shares outstanding at end of the period (in millions)	59.407	60.211	59.407	60.211

Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)	60.200	61.516	60.200	61.516

(1) The basic and diluted number of ordinary shares for the three and nine months ended September 30, 2017 is the same, as the inclusion of dilutive securities in a loss-making period would be anti-dilutive.

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Three Months Ended September 30, 2017			Three Months Ended September 30, 2016
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$431.5	$421.0	$852.5	$365.9	$397.6	$763.5
Net written premiums	363.6	243.8	607.4	314.5	323.9	638.4
Gross earned premiums	464.0	449.3	913.3	364.3	445.5	809.8
Net earned premiums	382.0	270.5	652.5	316.3	364.7	681.0
Losses and loss adjustment expenses	502.2	274.0	776.2	178.7	210.5	389.2
Amortization of deferred policy acquisition expenses	61.5	43.9	105.4	53.0	77.9	130.9
General and administrative expenses	32.8	59.4	92.2	47.4	57.9	105.3
Underwriting (loss) income	$(214.5)	$(106.8)	$(321.3)	$37.2	$18.4	$55.6

Net investment income			46.4			46.4
Net realized and unrealized investment gains (1)			17.5			21.5
Corporate expenses			(13.5)			(13.4)
Amortization and non-recurring expenses			(5.2)			(6.3)
Other income (expenses) (2)			7.6			(7.4)
Interest expense			(7.4)			(7.3)
Net realized and unrealized foreign exchange gains (3)			12.9			11.4
(Loss) income before tax			$(263.0)			$100.5
Income tax credit (expense)			9.2			(4.9)
Net (loss) income			$(253.8)			$95.6

Ratios
Loss ratio	131.5%	101.3%	119.0%	56.5%	57.7%	57.2%
Policy acquisition expense ratio	16.1%	16.2%	16.2%	16.8%	21.4%	19.2%
General and administrative expense ratio (4)	8.6%	22.0%	17.0%	15.0%	15.9%	18.4%
General and administrative expense ratio (excluding amortization and non-recurring expenses) (4)	8.6%	22.0%	16.2%	15.0%	15.9%	17.4%
Expense ratio	24.7%	38.2%	33.2%	31.8%	37.3%	37.6%
Expense ratio (excluding amortization and non-recurring expenses)	24.7%	38.2%	32.4%	31.8%	37.3%	36.6%
Combined ratio	156.2%	139.5%	152.2%	88.3%	95.0%	94.8%
Combined ratio (excluding amortization and non-recurring expenses)	156.2%	139.5%	151.4%	88.3%	95.0%	93.8%
Accident Year Ex-cat Loss Ratio
Loss ratio	131.5%	101.3%	119.0%	56.5%	57.7%	57.2%
Prior year loss development	4.8%	0.3%	2.8%	6.4%	4.2%	5.2%
Catastrophe losses	(74.6)%	(30.3)%	(55.9)%	(4.7)%	(2.8)%	(3.7)%
Accident year ex-cat loss ratio	61.7%	71.3%	65.9%	58.2%	59.1%	58.6%
(1) Includes realized and unrealized capital gains and losses
(2) Other income (expenses) in the third quarter of 2017 and third quarter of 2016 included $9.8 million of income and $9.8 million of expenses, respectively, related to a change in the fair value of loan notes issued by Silverton Re
(3) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(4) Total group general and administrative expense ratio includes the impact from corporate and amortization and non-recurring expenses

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Nine Months Ended September 30, 2017			Nine Months Ended September 30, 2016
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$1,332.4	$1,340.2	$2,672.6	$1,216.1	$1,324.8	$2,540.9
Net written premiums	1,097.3	775.0	1,872.3	1,070.8	1,092.1	2,162.9
Gross earned premiums	1,112.2	1,302.1	2,414.3	1,000.9	1,345.8	2,346.7
Net earned premiums	932.2	863.4	1,795.6	896.0	1,128.9	2,024.9
Losses and loss adjustment expenses	797.9	652.6	1,450.5	494.3	694.5	1,188.8
Amortization of deferred policy acquisition expenses	174.4	141.0	315.4	163.1	224.7	387.8
General and administrative expenses	117.4	186.9	304.3	130.6	173.7	304.3
Underwriting (loss) income	$(157.5)	$(117.1)	$(274.6)	$108.0	$36.0	$144.0

Net investment income			141.5			143.9
Net realized and unrealized investment gains (1)			105.7			100.2
Corporate expenses			(38.3)			(50.6)
Amortization and non-recurring expenses			(9.5)			(6.3)
Other income (expenses) (2)			6.6			(11.4)
Interest expense			(22.2)			(22.1)
Net realized and unrealized foreign exchange gains (losses) (3)			4.1			(14.1)
(Loss) income before tax			$(86.7)			$283.6
Income tax credit (expense)			5.2			(8.7)
Net (loss) income			$(81.5)			$274.9

Ratios
Loss ratio	85.6%	75.6%	80.8%	55.2%	61.5%	58.7%
Policy acquisition expense ratio	18.7%	16.3%	17.6%	18.2%	19.9%	19.2%
General and administrative expense ratio (4)	12.6%	21.6%	19.6%	14.6%	15.4%	17.8%
General and administrative expense ratio (excluding amortization and non-recurring expenses) (4)	12.6%	21.6%	19.1%	14.6%	15.4%	17.5%
Expense ratio	31.3%	37.9%	37.2%	32.8%	35.3%	37.0%
Expense ratio (excluding amortization and non-recurring expenses)	31.3%	37.9%	36.7%	32.8%	35.3%	36.7%
Combined ratio	116.9%	113.5%	118.0%	88.0%	96.8%	95.7%
Combined ratio (excluding amortization and non-recurring expenses)	116.9%	113.5%	117.5%	88.0%	96.8%	95.4%
Accident Year Ex-cat Loss Ratio
Loss ratio	85.6%	75.6%	80.8%	55.2%	61.5%	58.7%
Prior year loss development	7.8%	2.5%	5.2%	5.8%	2.3%	3.9%
Catastrophe losses	(34.3)%	(12.9)%	(23.9)%	(3.1)%	(8.3)%	(5.4)%
Accident year ex-cat loss ratio	59.1%	65.2%	62.1%	57.9%	55.5%	57.2%
(1) Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2) Other income (expenses) in the first nine months of 2017 and first nine months of 2016 included $3.6 million of income and $13.7 million of expenses, respectively, related to a change in the fair value of loan notes issued by Silverton Re
(3) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(4) Total group general and administrative expense ratio includes the impact from corporate and amortization and non-recurring expenses

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Australia, Bermuda, Canada, France, Germany, Ireland, Singapore, Switzerland, the United Arab Emirates, the United Kingdom and the United States. For the year ended December 31, 2016, Aspen reported $12.1 billion in total assets, $5.3 billion in gross reserves, $3.6 billion in total shareholders’ equity and $3.1 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” by Standard & Poor’s Financial Services LLC (“S&P”), an “A” (“Excellent”) by A.M. Best Company Inc. (“A.M. Best”) and an “A2” by Moody’s Investors Service, Inc. (“Moody’s”).

For more information about Aspen, please visit www.aspen.co.

(1)    Forward-looking Statements Safe Harbor
This press release contains written, and Aspen’s earnings conference call will contain oral, “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements.

All forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the actual development of losses and expenses impacting estimates for Hurricanes Harvey, Irma and Maria and the earthquakes in Mexico that occurred in the third quarter of 2017; the impact of complex and unique causation and coverage issues associated with the attribution of losses to wind or flood damage or other perils such as fire or business interruption relating to such events; potential uncertainties relating to reinsurance recoveries, reinstatement premiums and other factors inherent in loss estimation;
our ability to successfully develop and execute the program to create operating and cost efficiencies through focus on improving several of our operational levers; our ability to successfully implement steps to further optimize the business portfolio, ensure capital efficiency and enhance investment returns; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the assumptions and uncertainties underlying reserve levels that may be impacted by future payments for settlements of claims and expenses or by other factors causing adverse or favorable development, including our assumptions on inflation costs associated with long-tail casualty business which could differ materially from actual experience; the political, regulatory and economic effects arising from the vote by the U.K. electorate in favor of a U.K. exit from the European Union in the referendum held in June 2016 and resulting negotiations; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; decreased demand for our insurance or reinsurance products; cyclical changes in the insurance and reinsurance industry; the models we use to assess our exposure to losses from future catastrophes contain inherent uncertainties and our actual losses may differ significantly from expectations; our capital models may provide materially different indications than actual results; increased competition from existing (re)insurers and from alternative capital providers and insurance-linked funds and collateralized special purpose insurers on the basis of pricing, capacity, coverage terms, new capital, binding authorities to brokers or other factors and the related demand and supply dynamics as contracts come up for renewal; our ability to execute our business plan to enter new markets, introduce new products and teams and develop new distribution channels, including their integration into our existing operations; our acquisition strategy; changes in market conditions in the agriculture industry, which may vary depending upon demand for agricultural products, weather, commodity prices, natural disasters, and changes in legislation and policies related to agricultural products and producers; termination of, or changes in, the terms of the U.S. Federal Multiple Peril Crop Insurance Program or the U.S. Farm Bill, including modifications to the Standard Reinsurance Agreement put in place by the Risk Management Agency of the U.S. Department of Agriculture; the recent consolidation in the (re)insurance industry; loss of one or more of our senior underwriters or key personnel; our ability to exercise capital management initiatives, including capital available to pursue our share repurchase program at various levels or to declare dividends, or to arrange banking facilities as a result of prevailing market conditions, the level of catastrophes or other losses or changes in our financial results; changes in general economic conditions, including inflation, deflation, foreign currency exchange rates, interest rates and other factors that could affect our financial results; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; the risks associated with the management of capital on behalf of investors; a failure in our operational systems or infrastructure or those of third parties, including those caused by security breaches or cyber attacks; evolving issues with respect to interpretation of coverage after major loss events; our ability to adequately model and price the effects of climate cycles and climate change; any intervening legislative or governmental action and changing judicial interpretation and judgments on insurers’ liability to various risks; the risks related to litigation; the effectiveness of our risk management loss limitation methods, including our reinsurance purchasing; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in the total industry losses or our share of total industry losses resulting from events, such as catastrophes, that have occurred in prior years or may occur and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of one or more large losses from events other than catastrophes or by an unexpected accumulation of attritional losses and deterioration in loss estimates; the impact of acts of terrorism, acts of war and related legislation; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; the continuing and uncertain impact of the current depressed lower growth economic environment in many of the countries in which we operate; our reliance on information and technology and third-party service providers for our operations and systems; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; a decline in our operating subsidiaries’ ratings with S&P, A.M. Best or Moody’s; the failure of our reinsurers, policyholders, brokers or other intermediaries to honor their payment obligations; our reliance on the assessment and pricing of individual risks by third parties; our dependence on a few brokers for a large portion of our revenues; the persistence of heightened financial risks, including excess sovereign debt, the banking system and the Eurozone crisis; changes in government regulations or tax laws in jurisdictions where we conduct business; changes in accounting principles or policies or in the application of such accounting principles or policies; increased counterparty risk due to the credit impairment of financial institutions; and Aspen or Aspen Bermuda Limited becoming subject to income taxes in the United States or the United Kingdom. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017 as filed with the U.S. Securities and Exchange Commission (the “SEC”).  Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. The actuarial range of reserves and management’s best estimate represents a distribution from our internal capital model for reserving risk based on our current state of knowledge and explicit and implicit assumptions relating to the incurred pattern of claims, the expected ultimate settlement amount, inflation and dependencies between lines of business. Due to the complexity of factors contributing to losses and the preliminary nature of the information used to prepare estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amounts.

Furthermore, seismic events, such as the Mexico earthquakes, generally have longer development periods than windstorm events, which may be amplified in this instance by dynamics such as the risk of geological liquefaction and the potential for uncertainty in claims adjudication. In respect of Hurricane Maria, recovery efforts are ongoing and expanding, with power outages, infrastructure damage, communications disruptions and other issues complicating loss mitigation and estimation. Accordingly, our actual net negative impact from all events noted above, both individually and in the aggregate, will vary from these preliminary estimates, perhaps materially.

Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures.” Management believes these non-GAAP financial measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measure is included in the financial supplement or this release. Aspen’s financial supplement and third quarter 2017 earnings press release, which were filed with the SEC on Form 8-K on October 25, 2017, can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Operating ROE is calculated using operating income, as defined below, and average equity is calculated as the arithmetic average on a monthly basis for the stated periods of shareholders’ equity excluding the aggregate value of the liquidation preferences of our preference shares net of issuance costs and the total amount of non-controlling interest. Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. Please see page 22 of Aspen’s financial supplement for a reconciliation of net income to operating income and page 7 for a reconciliation of average shareholders’ equity to average ordinary shareholders’ equity.

Operating Income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized gains or losses, including net realized and unrealized gains and losses on interest rate swaps, after-tax net foreign exchange gains or losses, including net realized and unrealized gains and losses from foreign exchange contracts, net realized gains or losses on investments, amortization of intangible assets and certain non-recurring income and expenses. Operating income in the first nine months of 2017 also included the issue costs associated with the redemption of Aspen’s 7.401% Perpetual Non-Cumulative Preference Shares and 7.250% Perpetual Non-Cumulative Preference Shares.

Aspen excludes the items above from its calculation of operating income because they are either not expected to recur and therefore are not reflective of underlying performance or the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them would distort the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see page 22 of Aspen’s financial supplement for a reconciliation of net income to operating income.

Diluted Book Value per Ordinary Share is not a non-GAAP financial measure. Aspen has included diluted book value per ordinary share as it illustrates the effect on basic book value per share of dilutive securities thereby providing a better benchmark for comparison with other companies. Diluted book value per share is calculated using the treasury stock method, defined on page 21 of Aspen’s financial supplement.

Diluted Operating Earnings per Share and Basic Operating Earnings per Share are non-GAAP financial measures. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. Please see page 22 of Aspen’s financial supplement for a reconciliation of basic earnings per share to diluted and basic operating earnings per share.

Accident Year Loss Ratio Excluding Catastrophes is a non-GAAP financial measure. Aspen believes that the presentation of loss ratios excluding catastrophes and prior year reserve movements supports meaningful comparison from period to period of the underlying performance of the business. Accident year loss ratios excluding catastrophes are calculated by dividing net losses excluding catastrophe losses, net expenses and prior year reserve movements by net earned premiums excluding catastrophe-related reinstatement premiums. Aspen has defined catastrophe losses in the first nine months of 2017 as losses associated with Hurricanes Harvey, Irma and Maria, the earthquakes in Mexico, a tornado in Mississippi, Cyclone Debbie in Australia and other weather-related events. Catastrophe losses in the first nine months of 2016 were defined as losses associated with wildfires in Canada, weather-related events in the U.S., a hailstorm in the Netherlands and several earthquakes. Please see pages 11 and 12 of this release for a reconciliation of loss ratios to accident year loss ratios excluding catastrophes.

Retention Ratio is a non-GAAP financial measure. It is calculated by dividing net written premium by gross written premium.